Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
404-364-8000

January 16, 2007

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND SERVICES ANNOUNCES ACQUISITION OF OTP

TECHNOLOGIES, INC.

Atlanta, Georgia. TRANSCEND SERVICES, INC. (TRCR/Nasdaq Market) today announced that OTP Technologies, Inc. (OTP), a Chicago area medical transcription services company, has merged its operations with Transcend effective January 16, 2007.

Jim and Sharon Vonderhaar, the founders of OTP, are well known transcription leaders in the Chicago market. Their first medical transcription company, DataLogix, was purchased by Transcend in 1993. OTP’s customers consist primarily of Chicago area hospitals.

Sharon Vonderhaar stated, “We are excited to once again join the Transcend team. Transcend brings us the technology that we need to meet our customers’ expanding needs. Transcend’s BeyondTXT platform will allow us to keep pace with our growth so that we can continue to provide superior service to the healthcare community in and around Chicago.”

Transcend CEO Larry Gerdes added, “Jim and Sharon have always been extremely committed to their customers. Having them join our team is a key way for us to grow our business in the Midwest and will only enhance our ability to offer excellent service to our customer base in the Chicago area.”

The transaction was structured as a purchase of certain of the assets of OTP by Transcend. OTP had 2006 revenue of approximately $1.2 million and is profitable.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, difficulties in implementing our offshore outsourcing objectives, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.